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                                                                      EXHIBIT 21

                                SUBSIDIARIES OF
                           ALLIANT TECHSYSTEMS INC.



                                                          Jurisdiction of
                               Name of Subsidiary         Organization
                               ------------------         ------------

Alliant Holdings LLC                                        Delaware
-  Alliant Conventional Munitions LLC                       Delaware
   -  Alliant Ammunition and Powder Company LLC             Delaware
      -  New River Energetics, Inc.                         Delaware
   -  Alliant Missile Products Company LLC                  Delaware
   -  Alliant Kilgore Flares Company LLC                    Delaware

-  Alliant Defense Systems LLC                              Delaware
   -  Alliant Defense Electronics Systems, Inc.             Delaware
   -  Alliant Integrated Defense Company LLC                Delaware
   -  Alliant Power Sources Company LLC                     Delaware
   -  Alliant Precision Fuze Company LLC                    Delaware

-  Alliant Propulsion and Composites LLC                    Delaware
   -  Alliant Aerospace Company                             Minnesota
   -  Alliant Southern Composites Company LLC               Delaware

Alliant International Holdings Inc.                         Minnesota
-  Alliant Assurance Ltd.                                   Vermont


The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of March 31, 1999.